Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-146557 and No. 333-135485) on Form S-3 of GeoPetro Resources Company of our report dated March 18, 2009, relating to our review of the financial statements of Madisonville Gas Processing, LP for the nine months ended September 30, 2008, which appear in this Form 8-K/A of GeoPetro Resources.

/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
March 18, 2009